Exhibit 10.1

NOTE AND WARRANT PURCHASE AGREEMENT

Dated as of March 11, 2010

among

NOVARAY MEDICAL, INC.

and

THE PURCHASERS LISTED ON EXHIBIT A

i

EXHIBITS

A.	Purchasers and Amounts
B-1.	Form of Series A-1 Note
B-2.	Form of Series A-2 Note
C	Form of Warrant
D.	Form of Security Agreement
E.	Series B-1 Certificate of Designation
F.	Form of Irrevocable Transfer Agent Instructions
G.	Form of Exchange Agreements
H.	Form of Amendments to Employment Agreements

ii

I.	Form of Solomon Letter
J.	Form of Series B Warrant
K.	Form of Triple Ring PSA Amendment

iii

NOTE AND WARRANT PURCHASE AGREEMENT

This NOTE AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is dated as of March 11, 2010 by and among NovaRay Medical, Inc., a Delaware corporation (the “Company”), and each of the Purchasers whose names are set forth on Exhibit A-1 hereto (individually, a “Series A-1 Purchaser” and collectively, the “Series A-1 Purchasers”) and the Purchaser whose name is set forth on Exhibit A-2 hereto (the “Series A-2 Purchaser” and together with the Series A-1 Purchasers, the “Purchasers”).

The parties hereto agree as follows:

ARTICLE I

Purchase and Sale of Notes and Warrants

Section 1.1 Purchase and Sale of Notes.

(a) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Series A-1 Purchasers and each of the Series A-1 Purchasers shall purchase from the Company, Series A-1 senior secured 10% convertible notes in the aggregate principal amount of up to two million five hundred thousand dollars ($2,500,000) (the “Series A-1 Notes”). The Series A-1 Notes provide for mandatory conversion upon the occurrence of a Qualified Financing (as defined in the Series A-1 Notes). The Series A-1 Notes shall be substantially in the form attached hereto as Exhibit B-1.

(b) Upon the terms and subject to the conditions of this Agreement, the Company shall issue and sell to the Series A-2 Purchaser and the Series A-2 Purchaser shall purchase from the Company, a Series A-2 senior secured 10% convertible note in the aggregate principal amount of up to two hundred and eight thousand dollars ($208,000) (the “Series A-2 Note” and together with the Series A-1 Notes, the “Notes”). The Series A-2 Note shall be substantially in the form attached hereto as Exhibit B-2.

(c) The Company and the Purchasers are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

Section 1.2 Warrants.

(a) Upon the terms and subject to the conditions of this Agreement and for no additional consideration, each of the Series A-1 Purchasers shall be issued Warrants upon each Draw Down of the Aggregate Line of Credit (as such terms are defined in Section 1.3(b)), in substantially the form attached hereto as Exhibit C-1 (the “Warrants”), to purchase up to the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), equal to such Series A-1 Purchaser’s pro rata share of the funding of the applicable Draw Down times a fraction of 2/$3, rounded to the nearest whole share. Any shares of

Common Stock issuable upon exercise of the Warrants (and such shares when issued) are herein referred to as the “Warrant Shares.” The Warrants shall expire five (5) years after the date of issuance and shall have an initial exercise price equal to one dollar and fifty cents ($1.50) per share. The Company has authorized and has reserved at least 1,666,675 shares of Common Stock, and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock equal to one hundred ten percent (110%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of the Warrants then outstanding. The Notes, the Warrants, and the Warrant Shares are sometimes collectively referred to as the “Securities.”

(b) Upon the terms and subject to the conditions of this Agreement and for no additional consideration, upon each A-2 Draw Down and at each A-2 Draw Down Date, the Series A-2 Purchaser shall be issued Warrants to purchase up to the number of shares of Common Stock set forth under the heading “Warrants” on Exhibit A-2 next to such A-2 Draw Down Date.

Section 1.3 Purchase Price; Aggregate Line of Credit.

(a) Upon the terms and subject to the conditions of this Agreement, the Company agrees to issue and sell to the Series A-1 Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Series A-1 Purchasers, severally but not jointly, agree to purchase the Series A-1 Notes and the Warrants for an aggregate purchase price of up to two million five hundred thousand dollars ($2,500,000) (the “Series A-1 Purchase Price”).

(b) The Series A-1 Notes make available to the Company up to two million five hundred thousand dollars ($2,500,000) as a line of credit (the “Aggregate Line of Credit”). One million three hundred thousand dollars ($1,300,000) of the Aggregate Line of Credit (“Initial Tranche”) will be drawn upon by the Company at the Initial Closing (“Initial Draw Down”). The remaining one million two hundred thousand dollars ($1,200,000) of the Aggregate Line of Credit balance (the “Second Tranche”), may be requested to be drawn down by the Company at any time after the Initial Closing but prior to the Maturity Date. The Series A-1 Purchasers shall fund the Initial Draw Down by the Company based on such Series A-1 Purchasers’ Initial Series A-1 Tranche commitments as set forth under the heading “Initial Closing Commitment Amount” opposite the name of the Series A-1 Purchasers on Exhibit A-1 attached hereto.

(c) The Series A-2 Note makes available to the Company up to two hundred and eight thousand dollars ($208,000) as a line of credit (the “A-2 Line of Credit”), which will be drawn upon (“A-2 Draw Down”) by the Company at each date as set forth under the heading “Draw Down Date” on Exhibit A-2 (“A-2 Draw Down Date”) in such amount as set forth under the heading “Draw Down Amount” on Exhibit A-2 (“A-2 Draw Down Amount”), upon the provision of services by the Series A-2 Purchaser to the Company under and in accordance with the Statement of Work dated on or about the date hereof entered into between the Series A-2 Purchaser and the Company pursuant to that certain Professional Services Agreement dated as of December 19, 2007, as amended by the Amendment to Professional Services Agreement dated on or about the date hereof. At each A-2 Draw Down Date, the outstanding aggregate principal amount of the Series A-2 Note shall increase by the applicable A-2 Draw Down Amount and a notation shall be made thereon to reflect such A-2 Draw Down.

Section 1.4 Closings; Draw Down.

(a) The initial closing under this Agreement (the “Initial Closing”) shall take place on or about March 11, 2010 (the “Initial Closing Date”) at the offices of Vision Opportunity Master Fund, LLP (“Lead Series A-1 Purchaser”), 20 West 55th Street, 5th Floor, New York, NY 10019 at 10:00 a.m., New York time; provided, that all of the conditions set forth in Article IV and applicable to the Initial Closing shall have been fulfilled or waived in accordance herewith. Upon the terms and subject to the conditions of this Agreement, at the Initial Closing the Company shall deliver or cause to be delivered to: (i) each Series A-1 Purchaser that is funding the Initial Draw Down at the Initial Closing, in consideration of the payment by such Series A-1 Purchaser of its portion of the Purchase Price as provided below, (x) a Series A-1 Note for the principal amount set forth under the heading “Initial Closing Commitment Amount” opposite the name of such Series A-1 Purchaser on Exhibit A-1, (y) Warrants to purchase such number of shares of Common Stock set forth under the heading “Warrants” opposite the name of the Series A-1 Purchaser on Exhibit A-1 and (z) any other documents required to be delivered pursuant to Article IV and (ii) the Series A-2 Purchaser, in consideration of its providing services to the Company under the Statement of Work dated on or about the date hereof entered into between the Series A-2 Purchaser and the Company pursuant to that certain Professional Services Agreement dated as of December 19, 2007, as amended by the Amendment to Professional Services Agreement dated on or about the date hereof, (x) a Series A-2 Note for the principal amount set forth under the heading “Initial Closing Commitment Amount” opposite the name of the Series A-2 Purchaser on Exhibit A-2 and (y) any other documents required to be delivered pursuant to Article IV. At the Initial Closing, each applicable Series A-1 Purchaser shall deliver its portion of the Initial Draw Down by wire transfer of immediately available funds to a bank account designated by the Company.

(b) At any time after the Initial Closing Date and prior to the Maturity Date, the Company may request a draw down from the Second Tranche by providing written notice thereof (“Draw Down Request”) to the Lead Series A-1 Purchaser (with copies to each of the other Series A-1 Purchasers (the “Other Series A-1 Purchasers”)) setting out the amount of the requested draw down (“Requested Draw Down Amount”) and the anticipated draw down date (the “Subsequent Draw Down Date”), which shall be at least 15 days’ after the date of such notice (each such request by the Company to draw down amounts from the Second Tranche, a “Subsequent Draw Down”; and, together with the Initial Draw Down, “Draw Downs”). The Lead Series A-1 Purchaser may, within 10 days of such notice (the “Response Deadline”), notify in writing the Company (with a copy to each of the Other Series A-1 Purchasers) if and how much it elects to provide of the Requested Draw Down (the “Draw Down Response”) (it being understood that the Lead Series A-1 Purchaser shall have no obligation to provide any of the Requested Draw Down). If the Lead Series A-1 Purchaser does not elect to provide all of the Requested Draw Down Amount or does not provide a Draw Down Response by the Response Deadline, the Company shall have the right to send a Draw Down Request for the unelected Requested Draw Down Amount to the Other Series A-1 Purchasers and any other Person designated by the Company in its sole discretion to become a Series A-1 Purchaser hereunder

(collectively, the “Requested Subsequent Draw Down Purchasers”), which Draw Down Request shall specify the Requested Draw Down Amount for each Requested Subsequent Draw Down Purchaser and each of the Requested Subsequent Draw Down Purchasers may elect to purchase its Requested Draw Down Amount or such other amounts as may be agreed with the Company (provided that in no event shall the aggregate Draw Downs under the Second Tranche exceed $1,200,000). Each of the Requested Subsequent Draw Down Purchasers that have elected to provide all or a portion of any unelected Requested Draw Down Amount are referred to as the “Electing Subsequent Draw Down Electing Purchasers”.

(c) A Subsequent Draw Down shall be made at a subsequent closing under this Agreement (a “Subsequent Closing”) which shall take place on the Subsequent Draw Down Date or such other date agreed by the Company and the Subsequent Draw Down Electing Purchasers (the “Subsequent Closing Date”) at the offices of Morrison & Foerster, 755 Page Mill Road, Palo Alto, CA 94304; provided, that all of the conditions precedent set forth in Sections 4.1, 4.2(a), (b), (c), (d), (f), (k) and (p), in each case applied as of the applicable Subsequent Closing Date instead of the Initial Closing Date shall have been fulfilled or waived in accordance herewith; and provided further that any Electing Subsequent Draw Down Purchaser that is not already a Series A-1 Purchaser hereunder shall have executed a signature page hereto and to each of the other Transaction Documents to which the Series A-1 Purchasers are a party, and thereby agrees to be bound by and subject to the terms and conditions hereof and thereof. Upon the terms and subject to the conditions of this Agreement, at the Subsequent Closing the Company shall deliver or cause to be delivered to each Subsequent Draw Down Electing Purchaser (x) a Series A-1 Note for the principal amount of the Subsequent Draw Down that such Subsequent Draw Down Electing Purchaser provides, (y) Warrants to purchase such number of shares of Common Stock determined in accordance with the formula set forth herein and (z) any other documents required to be delivered pursuant to Article IV.

(d) At each Draw Down, the applicable Series A-1 Purchasers shall deliver the applicable amounts by wire transfer in immediately available funds to a bank account designated by the Company. In addition, the parties acknowledge that up to thirty-five thousand ($35,000) dollars of the Aggregate Line of Credit shall be funded on the Initial Closing Date and shall be deducted from the total amount otherwise payable by the Lead Series A-1 Investor to the Company, and paid over to counsel for the Purchasers in payment of reasonable legal fees and out of pocket expenses of the Purchasers’ counsel.

(e) Any Draw Down of the Aggregate Line of Credit by the Company is not subject to being re-borrowed after repaid.

ARTICLE II

Representations and Warranties

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to each Purchaser, as of the date hereof and as of the Initial Closing Date (except as set forth in the schedule of exceptions delivered by the Company to a Purchaser at the

Initial Closing (the “Schedule of Exceptions”) with each numbered Schedule corresponding to the section number herein), as follows:

(a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. Except as set forth on Schedule 2.1(a), the Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect (as defined in Section 2.1(c)).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement, the Notes, the Warrants, the Security Agreement in the form attached hereto as Exhibit D (the “Security Agreement”), the Irrevocable Transfer Agent Instructions (as defined in Section 3.11), and the Certificate of Designation of the Relative Rights and Preferences of the Series B-1 Convertible Participating Preferred Stock in the form attached hereto as Exhibit E (the “Certificate of Designation”) (collectively, the “Transaction Documents”) and to issue and sell the Notes and the Warrants in accordance with the terms hereof. The execution, delivery and performance of the Transaction Documents by the Company, and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company. The other Transaction Documents will have been duly executed and delivered by the Company at the Initial Closing Date. Each of the Transaction Documents constitutes, or shall constitute when executed and delivered, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) Capitalization. The authorized capital stock of the Company and the shares thereof currently issued and outstanding as of the date hereof are set forth on Schedule 2.1I. All of the outstanding shares of the Common Stock have been duly and validly authorized. Except as set forth on Schedule 2.1(c), no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call relating to, or securities or rights convertible into, any shares of capital stock of the Company. Except as set forth on Schedule 2.1(c), there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except as set forth on Schedule 2.1(c), the Company is not a party to any agreement granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. Except as set forth on Schedule 2.1(c), the Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Initial Closing Date complied with all applicable Federal and state securities laws, and no stockholder has a right of rescission or claim for damages with respect thereto which would have a Material Adverse Effect (as defined below). The Company has furnished or made available to the Purchasers true and correct copies of the Company’s Certificate of Incorporation as in effect on the date hereof (the “Certificate”), and the Company’s Bylaws as in effect on the date hereof (the “Bylaws”). For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects or financial condition of the Company and/or any condition, circumstance, or situation that would prohibit or otherwise impair the ability of the Company to perform any of its obligations under this Agreement in any material respect; provided, however, that any adverse effect that that is caused primarily by conditions generally affecting the U.S. economy or the industry in which the Company operates shall be deemed not to be a Material Adverse Effect.

(d) Issuance of Securities. The Notes and the Warrants to be issued at the Initial Closing have been duly authorized by all necessary corporate action and the Notes and the Warrants, when paid for and issued in accordance with the terms hereof, shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind. When the Warrant Shares are paid for and issued in accordance with the terms of the Warrants, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and non-assessable, free and clear of all liens, encumbrances and rights of refusal of any kind and the holders shall be entitled to all rights accorded to a holder of Common Stock.

(e) No Conflicts. Except as set forth on Schedule 2.1(e), the execution, delivery and performance of the Transaction Documents by the Company, the performance by the Company of its obligations thereunder and the consummation by the Company of the transactions contemplated herein and therein do not and will not (i) violate any provision of the Company’s Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which it or its properties or assets are bound, (iii) create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, other than pursuant to the Transaction Documents, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including Federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company are bound or affected, except, in all cases other than violations pursuant to clauses (i) and (iv) above, for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The business of the Company is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for possible violations which singularly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under Federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents, or issue and sell the Notes, the Warrants and the Warrant Shares in accordance with the terms hereof or thereof (other than (w) the Certificate of Designation, (x) any consent, authorization or order that has been obtained as of the date hereof, (y) any filing or registration that has been made as of the date hereof or (z) any filings which may be required to be made by the Company with the Commission or state securities administrators subsequent to the Closing); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchasers herein.

(f) Commission Documents, Financial Statements. Except as indicated on Schedule 2.1(f), since January 1, 2008, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the “Commission Documents”). The Company has delivered or made available to each of the Purchasers (through the EDGAR system or otherwise) true and complete copies of the Commission Documents. At the times of their respective filings, the Company has complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and, as of their respective dates, none of the Commission Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g) Subsidiaries. The Company does not have any subsidiaries. For the purposes of this Agreement, “subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries.

(h) No Material Adverse Change. Other than as disclosed in the Company’s Commission Documents or on Schedule 2.1(h), since September 30, 2009, the Company has not suffered any Material Adverse Effect.

(i) No Undisclosed Liabilities. Except as set forth on Schedule 2.1(i), since September 30, 2009 the Company has no any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s business and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

(j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed, other than with respect to the transactions contemplated by this Agreement.

(k) Indebtedness. Schedule 2.1(k) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company, or for which the Company has commitments, in each case that have not previously been set forth in the Commission Documents. For the purposes of this Agreement, “Indebtedness” shall mean (a) any indebtedness for borrowed money, whether individually or in aggregate, in excess of $100,000, (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $25,000 due under leases required to be capitalized in accordance with GAAP. Except as set forth on Schedule 2.1(k), the Company is not in default with respect to any Indebtedness.

(l) Title to Assets. Except as set forth on Schedule 2.1(l), the Company has good and marketable title to all of its personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, other than any such mortgages, pledges, charges, liens, security interests or other encumbrances that, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth on Schedule 2.1(l), all leases material to the operation or the business of the Company are valid and subsisting and in full force and effect. The Company does not own any real property.

(m) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents, there is no material action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or any other proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, or any of its properties or assets. Except as set forth in the Commission Documents, there are no material outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any subsidiary or any officers or directors of the Company in their capacities as such.

(n) Compliance with Law. The business of the Company has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except for such noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(o) Taxes. Except as set forth in Schedule 2.1(o), the Company has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and which are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. Except as set forth in Schedule 2.1(o), the Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.

(p) Certain Fees. Except as set forth on Schedule 2.1(p), no brokers, finders or financial advisory fees or commissions will be payable by the Company or any Purchaser with respect to the transactions contemplated by this Agreement.

(q) Material Agreements. Except as set forth on Schedule 2.1(q) or otherwise set forth in the Commission Documents, the Company is not a party to any written contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a registration statement on Form S-1 (collectively, “Material Agreements”) if the Company were registering securities under the Securities Act. Except as set forth on Schedule 2.1(q), the Company has in all material respects performed all the obligations required to be performed by it to date under the foregoing agreements, has received no notice of default and is not in default under any Material Agreement now in effect, the result of which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.1(q), no written contract, instrument, agreement, commitment, obligation, plan or arrangement of the Company limits the payment of dividends on the Company’s preferred stock or its Common Stock.

(r) Intellectual Property. The Company owns, or has rights to use, all inventions, know-how, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses, trade secrets and other similar rights that are necessary for the conduct of their respective businesses now operated by them which the failure to so have would have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Schedule 2.1(r) sets forth a complete and accurate list of the Company’s material Intellectual Property Rights. The Company’s Intellectual Property Rights have not expired or terminated, or are expected to expire or terminate, within three years from the date of this Agreement. The Company has not received written notice that the Intellectual Property Rights used by the Company violates or infringes upon the rights of any person. To the knowledge of the Company, the Company’s Intellectual Property Rights do not infringe any patent, copyright, trademark, trade name or other proprietary rights of any third party, and there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding any of the Intellectual Property Rights used by the Company. The Company does not have any knowledge of an infringement by another person of any of its Intellectual Property Rights by third parties and has no reason to believe that any of its Intellectual Property Rights is unenforceable. The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality of its Intellectual Property Rights.

(s) Transactions with Affiliates. Except as set forth on Schedule 2.1(s), there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person owning any capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

(t) Securities Act of 1933. Based in material part upon the representations herein of the Purchasers, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Notes and the Warrants hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Notes, the Warrants or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any person, or has taken or will take any action, so as to bring the issuance and sale of any of the Notes and the Warrants under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Notes and the Warrants.

(u) Governmental Approvals. Except for the filing of any notice prior or subsequent to the Initial Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), including the filing of a Form D and the filing of the Certificate of Designation with the Secretary of the State of Delaware, no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the execution or delivery of the Notes and the Warrants, or for the performance by the Company of its obligations under the Transaction Documents.

(v) Independent Nature of Purchasers. The Company acknowledges that the obligations of each Purchaser under the Transaction Documents are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under the Transaction Documents. The Company acknowledges that the decision of each Purchaser to purchase securities pursuant to this Agreement has been made by such Purchaser independently of any other purchase and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company or of its subsidiaries which may have made or given by any other Purchaser or by any agent or employee of any other Purchaser. The Company acknowledges that nothing contained herein, or in any Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. The Company acknowledges that each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose. The Company acknowledges that for reasons of administrative convenience only, the Transaction Documents have been prepared by counsel for one of the Purchasers and such counsel does not represent all of the Purchasers but only such Purchaser and the other Purchasers have had the opportunity to retain their own individual counsel with respect to the transactions contemplated hereby.

(w) Insurance. The insurance policies owned and maintained by the Company that are material to the Company are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that the Company is not currently required, but may in the future be required, to pay with respect to any period ending prior to the date of this Agreement), and the Company has received no notice of cancellation or termination with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 2.2 Representations, Warranties and Covenants of the Purchasers. Each Purchaser hereby makes the following representations, warranties and covenants to the Company (with respect solely to itself and not with respect to any other Purchaser), as of the date hereof, and as of the Initial Closing Date as follows:

(a) Organization and Standing of the Purchasers. If the Purchaser is an entity, such Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Authorization and Power. Each Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Notes and Warrants being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, members, managers or partners, as the case may be, is required. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms thereof.

(c) No Conflicts. The execution, delivery and performance of this Agreement by each Purchaser and the consummation by such Purchaser of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Purchaser’s charter documents or bylaws or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Purchaser’s ability to perform its obligations hereunder). Such Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Notes or acquire the Warrants in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, such Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

(d) Acquisition for Investment. Each Purchaser is acquiring the Notes and the Warrants in the ordinary course of its business and solely for its own account for the purpose of investment and not as a nominee or with a view to or for sale in connection with distribution. Each Purchaser does not have a present intention to sell the Notes or the Warrants in a manner that would violate the registration requirements of Federal and state securities laws, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Notes or the Warrants to or through any person or entity; provided, however, that by making the representations herein and subject to Section 2.2(h), such Purchaser does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition. Each Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Notes or Warrants, nor will such Purchaser engage in any short sale that results in a disposition of any of the Notes or Warrants by such Purchaser, except in compliance with any applicable state and Federal securities laws. Each Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Notes and the Warrants and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and has carefully reviewed and considered all such information as it has deemed necessary or appropriate to conduct such Purchaser’s due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(e) Status of Purchasers. Each Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Such Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Purchaser is not a broker-dealer.

(f) Opportunities for Additional Information. Each Purchaser acknowledges that such Purchaser has had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(g) No General Solicitation. Each Purchaser acknowledges that the Notes and the Warrants were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

(h) Rule 144. Such Purchaser understands that the Securities must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. Such Purchaser acknowledges that such Purchaser is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such person has been advised that Rule 144 permits resales only under certain circumstances. Such Purchaser understands that to the extent that Rule 144 is not available, such Purchaser will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(i) General. Such Purchaser understands that the Securities are being offered and sold in reliance on a transactional exemption from the registration requirement of Federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Securities.

(j) Independent Investment. Except as may be disclosed in any filings with the Commission by the Purchasers under Section 13 and/or Section 16 of the Exchange Act, no Purchaser has agreed to act with any other Purchaser for the purpose of acquiring, holding, voting or disposing of the Securities purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Purchaser is acting independently with respect to its investment in the Securities. Each Purchaser understands that nothing in the Agreement or any other materials presented to such Purchaser in connection with the purchase and sale of the Notes and Warrants constitutes legal, tax or investment advice. Each Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes and Warrants.

(k) Risk of Loss; No Public Market. Each Purchaser understands that its investment in the Notes and Warrants involves a significant degree of risk, including a risk of total loss of such Purchaser’s investment. Each Purchaser understands that there currently is no public market for the securities of the Company; that the purchase price for the Securities was established by negotiations between the Company and the Purchasers; and that no representation is being made as to the future value of any of the Company’s securities.

ARTICLE III

Covenants

The Company covenants with each of the Purchasers as follows, which covenants are for the benefit of the Purchasers and their permitted assignees hereunder.

Section 3.1 Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations of the transactions contemplated by any of the Transaction Documents, including filing a Form D with respect to the Notes, the Warrants, and the Warrant Shares as required under Regulation D and applicable “blue sky” laws, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes, the Warrants and the Warrant Shares to the Purchasers or subsequent holders.

Section 3.2 Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, each Purchaser or any employees, agents or representatives thereof, so long as such Purchaser shall be obligated hereunder to purchase the Notes or shall beneficially own any Notes, or shall own Common Stock which, in the aggregate, represent more than 2% of the total combined voting power of all voting securities then outstanding, for purposes reasonably related to such Purchaser’s interests as a stockholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, and key employees. As a condition to such inspection, Purchasers shall keep such information confidential; provided that such information may be disclosed (i) to the extent required by applicable law, regulation or legal process, subpoena, civil investigative demand or other similar process, (ii) to the extent reasonably necessary in connection with the enforcement of rights under this Agreement, (iii) to any governmental, judicial or regulatory authority requiring or requesting such information, and (iv) to its directors, officers, employees, accountants, and legal counsel who need to know such information.

Section 3.3 Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

Section 3.4 Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

Section 3.5 Reporting Requirements. If the Commission ceases making periodic reports filed under the Exchange Act available via the Internet, then at a Purchaser’s request the Company shall furnish the following to such Purchaser so long as such Purchaser shall be obligated hereunder to purchase the Notes and Warrants or shall beneficially own any Securities:

(a) Quarterly Reports filed with the Commission on Form 10-Q as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission;

(b) Annual Reports filed with the Commission on Form 10-K as soon as practical after the document is filed with the Commission, and in any event within five (5) days after the document is filed with the Commission; and

(c) Copies of all notices and information, including without limitation notices and proxy statements in connection with any meetings, that are provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock.

Section 3.6 Amendments. The Company shall not amend or waive any provision of the Certificate or Bylaws of the Company in any way that would materially and adversely affect the rights of the holders of the Notes and Warrants without the consent of Purchasers holding more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes. No consideration shall be offered or paid to any holders of the Notes or the Warrants to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration also is offered to Purchasers holding Notes representing more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes or Purchasers holding more than fifty percent (50%) of all shares issuable upon exercise of all Warrants, as the case may be. The Company has not, directly or indirectly, made any material agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. All agreements with any Purchasers relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents shall be disclosed to Purchasers at the Initial Closing. Without limiting the foregoing, the Company confirms that, except as set forth in this Agreement, no Purchaser has made any commitment or promise or has any other obligation to provide any financing to the Company or otherwise.

Section 3.7 Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability of the Company to perform under any Transaction Document.

Section 3.8 Distributions. So long as any Notes remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company except for (y) repurchases of shares of

Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, and (z) repurchases of shares of Common Stock issued to or held by employees, officers, directors, or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such rights.

Section 3.9 Use of Proceeds. An estimated allocation of the net proceeds from the sale of the Securities hereunder is set forth on Schedule 3.9. The net proceeds from the sale of the Securities hereunder shall not be used by the Company to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock or to settle any outstanding litigation.

Section 3.10 Reservation of Shares. So long as any of the Warrants remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than one hundred ten percent (110%) of the aggregate number of shares of Common Stock needed to provide for the issuance of the Warrant Shares.

Section 3.11 Transfer Agent Instructions. The Company shall issue irrevocable instructions to its transfer agent, and any subsequent transfer agent, to issue certificates, registered in the name of each Purchaser or its respective nominee(s), for the Warrant Shares in such amounts as specified from time to time by each Purchaser to the Company upon exercise of the Warrants in the form of Exhibit F attached hereto (the “Irrevocable Transfer Agent Instructions”). Prior to registration of the Warrant Shares under the Securities Act, all such certificates shall bear the restrictive legend specified in Section 5.1. The Company warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 3.11 will be given by the Company to its transfer agent and that the Warrant Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement. If a Purchaser provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that a public sale, assignment or transfer of the Warrant Shares may be made without registration under the Securities Act or the Purchaser provides the Company with reasonable assurances that such Warrant Shares can be sold pursuant to Rule 144 without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold, the Company shall permit the transfer, and, in the case of the Warrant Shares, promptly instruct its transfer agent to issue one or more certificates in such name and in such denominations as specified by such Purchaser and without any restrictive legend. The Company acknowledges that a breach by it of its obligations under this Section 3.11 will cause irreparable harm to the Purchasers by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Section 3.11 will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section 3.11, that the Purchasers shall be entitled, in addition to all other available remedies, to an order and/or injunction restraining any breach and requiring immediate issuance and transfer, without the necessity of showing economic loss and without any bond or other security being required.

Section 3.12 Disposition of Assets. So long as any principal amount remains outstanding on any Note, the Company shall not sell, grant, assign, convey, mortgage, pledge, hypothecate, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and intellectual property, to any person except for licenses or sales to customers in the ordinary course of business or with the prior written consent of the holders of a majority of the aggregate outstanding principal balance of all Notes.

Section 3.13 Reporting Status. Unless the Company obtains written consent of Purchasers holding Securities representing more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes and so long as a Purchaser beneficially owns any of the Securities, the Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not cease filing reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

Section 3.14 Disclosure of Transaction. The Company shall file with the Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby (and attaching as exhibits thereto this Agreement, the Security Agreement, the form of Note, the form of Warrant and the Certificate of Designation) as soon as practicable following the Initial Closing Date but in no event more than four (4) Trading Days following the Initial Closing Date, which Form 8-K shall be subject to prior review and comment by counsel for the Purchasers. “Trading Day” means any day during which the OTC Bulletin Board (or other quotation venue or principal exchange on which the Common Stock is traded) shall be open for trading.

Section 3.15 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by a Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Stock. The pledge of Common Stock shall not be deemed to be a transfer, sale or assignment of the Common Stock hereunder, and no Purchaser effecting a pledge of Common Stock shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement or any other Transaction Document; provided that a Purchaser and i<Illegible>ledgegee shall be required to comply with the provisions of Article V in order to effect a sale, transfer or assignment of Common Stock to su<Illegible>ledgegee. At the Purchas’rs’ expense, the Company hereby agrees to execute and deliver such documentation as<Illegible>ledgegee of the Common Stock may reasonably request in connection with a pledge of the Common Stock to su<Illegible>ledgegee by a Purchaser.

Section 3.16 Sarbanes-Oxley Act. The Company shall use its best efforts to be in compliance with the applicable provisions of the Sarbanes-Oxley Act.

Section 3.17 Mergers and Acquisitions. Unless the Company obtains written consent of Purchasers holding Notes representing more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes or until such time that no outstanding principal balance remains under the Notes, the Company shall not by operation of law or otherwise, merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any partnership, joint venture, trust, association, corporation, limited liability company or other entity.

Section 3.18 Related Party Transactions. Unless the Company obtains written consent of Purchasers holding Notes representing more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes or until such time that no outstanding principal balance remains under the Notes, the Company shall not (a) enter into, or agree to enter into, any agreement with any member of the Board of Directors of the Company, Triple Ring Technologies, Inc. (“Triple Ring”), except (i) such agreements identified in the Company’s Form 10-Q filed with the Commission on November 12, 2009 as in effect as of the Initial Closing Date, (ii) agreements related to or in connection with services rendered and expenses incurred under the Professional Services Agreement by and between Triple Ring and the Company (the “PSA”) as in effect as of the Initial Closing Date; and (iii) agreements for other services rendered by Triple Ring not to exceed twenty-five thousand dollars ($25,000) in any calendar month for such other services unless the Company obtains the approval of the Audit Committee of its Board of Directors for such excess amount; or (b) increase or otherwise change in any way the compensation of any member of the Company’s management (including without limitation bonus or equity incentives).

Section 3.19 Additional Debt Financing or Liabilities. Unless the Company obtains written consent of Purchasers holding Notes representing more than fifty percent (50%) of the aggregate outstanding principal balances of all Notes or until such time that no outstanding principal balance remains under the Notes, the Company shall not enter into any written agreements to incur Debt Financing or liabilities after the Initial Closing Date except for (i) Obligations (as defined below), (ii) Debt Financing which repays all outstanding principal under the Series A-1 Notes, (iii) Debt Financing which repays outstanding principal under the Series A-2 Notes, (iv) any other Debt Financing in an aggregate principal amount not to exceed $100,000, (v) compensation, reimbursement or withholding amounts for employees and service providers, (vi) amounts incurred with Triple Ring under the PSA and for other services rendered not to exceed twenty-five thousand dollars ($25,000) in any calendar month for such other services unless the Company obtains the approval of the Audit Committee of its Board of Directors for such excess amount, (vii) amounts arising out of the Company’s sublease agreement and expenses associated with the Company’s facilities, (viii) any amount incurred from the deferral of employee’s salary, (ix) any amounts incurred in association of the company’s audit or SEC or any other regulatory filing, (x) any legal fees and expenses incurred and (xi) any other liabilities in an aggregate amount not to exceed $250,000. “Debt Financing” means indebtedness for money borrowed. “Obligations” means all loans, advances, liabilities and obligations for the payment of monetary amounts owing by Company to the Purchasers arising under this Agreement or the Transaction Documents including without limitation all principal, interest, fees, charges, claims, expenses, attorneys’ fees and any other sum chargeable to the Company under this Agreement or the Transaction Documents.

Section 3.20 Priority. So long as any principal amount on any Notes is outstanding, no indebtedness of the Company shall be senior to the Notes in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Except for Permitted Encumbrances (as defined below), the Company will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, that is senior in any respect to the Company’s obligations under the Notes, and the Company will not, directly or indirectly, incur any lien on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, except for indebtedness with respect to capital leases incurred in the ordinary course of business. For purposes of this Agreement, “Permitted Encumbrances” has the meaning ascribed to such term in the Security Agreement.

Section 3.21 No Redemption. So long as any principal amount on any Notes is outstanding, the Company shall not, directly or indirectly, redeem, purchase or otherwise acquire any of the Company’s capital stock or set aside any monies for such a redemption, purchase or other acquisition, except for repurchases of shares of Common Stock pursuant to that certain restricted stock purchase agreement dated October 23, 2006 with Jack Price.

Section 3.22 Observer Rights. Each of Wheatley Medech and BioBridge LLC shall have the right to have one (1) designated observer attend all meetings of the Board of Directors of the Company for so long as it or one of its affiliates is a shareholder in the Company.

Section 3.23 Composition of Board of Directors. As soon as practicable after the Initial Closing, but only until such time as the holders of a majority of the then outstanding Series B-1 Preferred Stock exercise their right to appoint a majority of the members of the Board of Directors of the Company pursuant to Section 3(b) of the Certificate of Designation the members of the Board of the Directors of the Company shall be reconstituted so that three (3) of the seven (7) members of the Board of Directors of the Company shall be Carl Kleidman and two (2) other persons designated by the Lead Series A-1 Purchaser, subject to satisfactory background checks of such designated persons by the Company’s independent auditors, and two (2) of the seven (7) members of the Board of Directors of the Company shall be Marc Whyte and David Foster. The Company and the Lead A-1 Purchaser hereby agree that Section 3.21 (Subsequent Events) of the Note and Warrant Purchase Agreement dated as of July 2, 2009 among the Company and the Lead A-1 Purchaser and Section 3.25 (Subsequent Events) of the Series B Convertible Participating Preferred Stock and Warrant Purchase Agreement dated as of October 27, 2009 among the Company and the Lead A-1 Purchaser shall have no further force or effect and the sole contractual longer

ARTICLE IV

Conditions

Section 4.1 Conditions Precedent to the Obligation of the Company to Sell the Securities. The obligation hereunder of the Company to issue and sell the Notes and the Warrants to each Purchaser (taken individually) at the Initial Closing is subject to the satisfaction or waiver, at or before the Initial Closing, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of Each Purchaser’s Representations and Warranties. The representations and warranties of each Purchaser shall be true and correct in all material respects as of the date of this Agreement and as of the Initial Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b) Performance by the Purchasers. Each Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Purchaser at or prior to the Initial Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) Delivery of Series A-1 Purchase Price. The aggregate portion of the Series A-1 Purchase Price for the Notes and the Warrants to be acquired at the Initial Closing shall have been delivered to the Company.

(e) Delivery of Transaction Documents. The Transaction Documents shall have been duly executed and delivered by the Purchasers to the Company.

(f) Side Letter. The Company shall have received an executed agreement between the Lead Series A-1 Purchaser and the other shareholders of the Company that have representation on the Board of Directors that they collectively and individually will not call a shareholder meeting prior to May 1, 2010.

(g) Employment Agreement Amendments. Each of Marc Whyte and Edward Solomon shall have entered into an amendment to his employment agreement substantially in the form of Exhibit G (“Employment Agreement Amendments”).

(h) Series B Preferred Stock. The Company shall have received stock certificates representing shares of the Company’s Series B Preferred Stock from all of the holders thereof to be exchanged pursuant to an Exchange Agreement substantially in the form of Exhibit H (“Exchange Agreement”) for shares of the Company’s Series B-1 Preferred Stock.

(i) Solomon Letter. Each of the Series A-1 Purchasers acquiring Series A-1 Notes at the Initial Closing Date and Edward Solomon shall have executed the letter agreement substantially in the form of Exhibit I (“Solomon Letter”).

(j) Warrants. The Company shall have issued to Vision 1,833,333 warrants substantially in the form of Exhibit J (“Series B Warrant”).

(k) Triple Ring PSA Amendment. Triple Ring Technologies Inc. shall have entered into the Amendment dated on or about the date hereof to the Professional Services

Agreement dated as of December 19, 2007 between the Company and Triple Ring Technologies, Inc. substantially in the form of Exhibit K.

Section 4.2 Conditions Precedent to the Obligation of the Purchasers to Purchase the Securities. The obligation hereunder of each Purchaser to acquire and pay for the Notes and the Warrants to be acquired at the Initial Closing is subject to the satisfaction or waiver, at or before the Initial Closing of each of the conditions set forth below. These conditions are for each Purchaser’s sole benefit and may be waived by such Purchaser at any time in its sole discretion.

(a) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement shall be true and correct in all respects as of the date when made and shall be true and correct in all material respects as of the Initial Closing as though made at that time (except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date).

(b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Initial Closing.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e) Series B-1 Certificate of Designation of Rights and Preferences. The Certificate of Designation shall have been filed with the Secretary of State of Delaware.

(f) Notes and Warrants. The Company shall have executed and delivered to such Purchaser the certificates (in such denominations as such Purchaser shall request) for the Notes and the Warrants being acquired by such Purchaser at the Initial Closing.

(g) Resolutions. The Board of Directors of the Company shall have adopted resolutions consistent with Section 2.1(b) in a form reasonably acceptable to such Purchasers (the “Resolutions”).

(h) Reservation of Shares. As of the Initial Closing, the Company shall have taken all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than such number of shares of Common Stock equal to one hundred ten percent

(110%) of the number of shares of Common Stock as shall be sufficient to effect the exercise of the Warrants then outstanding.

(i) Transfer Agent Instructions. As of the Initial Closing, the Irrevocable Transfer Agent Instructions shall have been delivered to the Company’s transfer agent.

(j) Good Standing Certificates. Such Purchaser shall have received a good standing certificate showing the Company is validly existing and in good standing under the laws of the state of its incorporation.

(k) Employment Agreement Amendments. Each of Marc Whyte and Edward Solomon shall have entered into the Employment Agreement Amendments.

(l) Series B-1 Preferred Stock. The Company shall have delivered to Sadis & Goldberg, LLP, stock certificates representing shares of the Company’s Series B-1 Preferred Stock to be exchanged pursuant to the Exchange Agreement for shares of the Company’s Series B Preferred Stock by the holders thereof.

(m) Solomon Letter. Each of the Series A-1 Purchasers acquiring Series A-1 Notes at the Initial Closing Date and Edward Solomon shall have executed the Solomon Letter.

(n) Warrants. The Company shall have issued to Vision 1,833,333 Series B Warrants.

(o) Side Letter. Mutual agreement between Lead Purchaser and other the shareholders that have board representation that collectively or individually they will not call a shareholder meeting prior to May 1, 2010.

ARTICLE V

Stock Certificate Legend

Section 5.1 Legend. Each certificate representing the Notes and the Warrants, and, if appropriate, securities issued upon conversion or exercise thereof, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT

REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

The Company agrees to reissue certificates representing any of the Warrant Shares, without the legend set forth above if at such time, prior to making any transfer of any such securities, such holder thereof shall give written notice to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request. Such proposed transfer and removal will not be effected until: (a) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that the registration of the Warrant Shares under the Securities Act is not required in connection with such proposed transfer, or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act; and (b) either (i) the Company has received an opinion of counsel reasonably satisfactory to the Company, to the effect that registration or qualification under the securities or “blue sky” laws of any state is not required in connection with such proposed disposition, or (ii) compliance with applicable state securities or “blue sky” laws has been effected or a valid exemption exists with respect thereto. The Company will respond to any such notice from a holder within five (5) business days. In the case of any proposed transfer under this Section 5.1, the Company will use reasonable efforts to comply with any such applicable state securities or “blue sky” laws, but shall in no event be required, (x) to qualify to do business in any state where it is not then qualified, (y) to take any action that would subject it to tax or to the general service of process in any state where it is not then subject, or (z) to comply with state securities or “blue sky” laws of any state for which registration by coordination is unavailable to the Company. The restrictions on transfer contained in this Section 5.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. Whenever a certificate representing the Warrant Shares is required to be issued to a Purchaser without a legend, in lieu of delivering physical certificates representing the Warrant Shares (provided that a registration statement under the Securities Act providing for the resale of the Warrant Shares is then in effect), the Company shall cause its transfer agent to electronically transmit the Warrant Shares to a Purchaser by crediting the account of such Purchaser or such Purchaser’s Prime Broker with the Depository Trust Company (“DTC”) through its Deposit Withdrawal Agent Commission (“DWAC”) system (to the extent not inconsistent with any provisions of this Agreement).

ARTICLE VI

Indemnification

Section 6.1 Indemnification of Purchasers. The Company agrees to indemnify and hold harmless the Purchasers (and their respective directors, officers, managers, partners, members, shareholders, affiliates, attorneys, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the any such persons as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2 Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “indemnified party”) will give prompt written notice to the party required to provide indemnification under this Article VI (the “indemnifying party”) of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give prompt notice. In case any action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnified party a conflict of interest between it and the indemnifying party may exist with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim. The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

Section 6.3 Exclusive Remedy. After the Initial Closing, the indemnities provided for herein shall constitute the sole and exclusive remedy of any indemnified party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the issuance and sale of the Notes and the Warrants.

ARTICLE VII

Miscellaneous

Section 7.1 Fees and Expenses. Except as otherwise set forth in this Agreement and the other Transaction Documents, each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing sentence, the Company shall pay (i) all reasonable attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) incurred by the Purchasers in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents and the transactions contemplated thereunder, which payment shall be made at and in the event of the occurrence of, the Initial Closing (which fees and expenses shall not exceed $35,000) and (ii) reasonable attorneys’ fees and expenses (including disbursements and out-of-pocket expenses) agreed upon in writing by the Company in connection with any amendments, modifications or waivers of this Agreement or any of the other Transaction Documents. The Company shall pay all reasonable fees and expenses incurred by the Purchasers in connection with the enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses but only if the Purchasers are successful in any litigation or arbitration relating to such enforcement.

Section 7.2 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Purchasers acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b) Each of the Company and the Purchasers (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchasers consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 7.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 7.3 Entire Agreement; Amendment. This Agreement and the Transaction Documents collectively contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Transaction Documents, neither the Company nor any of the Purchasers makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company and the holders of a majority of the outstanding principal balance of the Notes then outstanding. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Notes then outstanding. No consideration shall be offered or paid to any person to amend or consent to a waiver or modification of any provision of any of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents or holders of Notes, as the case may be.

Section 7.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery or by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	39655 Eureka Drive Newark, California 94560 Attn: Chief Executive Officer Facsimile: (510) 291-3001

with copies to:	Morrison & Foerster LLP 755 Page Mill Road Palo Alto, California 94304-1018 Attn: Michael C. Phillips Facsimile: (650) 494-0792

If to any Purchaser:	At the address of such Purchaser set forth on Exhibit A to this Agreement, with copies to Purchaser’s counsel as set forth on Exhibit A or as specified in writing by such Purchaser.

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 7.5 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Purchaser exercises a material right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

Section 7.6 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 7.7 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof. References in this Agreement to Articles, Sections, Exhibits and Schedules shall be to articles or section of, or an exhibit or a schedule to, this Agreement, unless otherwise indicated.

Section 7.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

Section 7.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person (other than the indemnified parties under Article VI).

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 7.11 Survival. The representations and warranties of the Company and the Purchasers shall survive the execution and delivery hereof and the Initial Closing hereunder for a period of one (1) year following the Initial Closing Date.

Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature were the original thereof.

Section 7.13 Publicity. The Company agrees that it will not include in any written materials, and will not include in any public announcement, the name of the Purchasers without the consent of the Purchasers unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

Section 7.14 Severability. The provisions of this Agreement and the Transaction Documents are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Transaction Documents shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Transaction Documents and such provision shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 7.15 Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, each of the Company and the Purchasers shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Notes, the Warrants, the Warrant Shares, the Security Agreement, the Certificate of Designation Amendment and the other Transaction Documents.

[signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

NOVARAY MEDICAL, INC.

By:	/s/ Marc Whyte
Title:	Chief Executive Officer

[Company Signature Page to Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Title:	Portfolio Manager

[Purchaser Signature Page to Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

BIOBRIDGE LLC

By:	/s/ Lynda Wijcik
Title:	Managing Partner

[Purchaser Signature Page to Note and Warrant Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

TRIPLE RING TECHNOLOGIES INC.

By:	/s/ Joseph Heanue
Title:	President

[Purchaser Signature Page to Note and Warrant Purchase Agreement]

EXHIBIT A-1 to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

SERIES A-1 PURCHASERS AND COMMITMENTS

Names and Addresses of the Series A-1 Purchasers	Initial Closing Commitment (Principal Amount of Series A-1 Notes)	Warrants
INITIAL TRANCHE:

Vision Opportunity Master Fund, Ltd. c/o Vision Capital Advisors, LLC 20 West 55th Street, 5th Floor New York, NY 10019 Attn: Jess Jones	$1,075,000	716,666

With a copy to:

Sadis and Goldberg LLP 551 Fifth Avenue, 21st Floor New York, New York 10176 Attn: Paul Fasciano, Esq.

BIOBRIDGE LLC 21272 Chiquita Way Saratoga, CA 95070	$225,000	150,000

Total	$1,300,000

EXHIBIT A-2 to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

SERIES A-2 PURCHASER AND COMMITMENT

Names and Addresses of the Series A-2 Purchaser	Draw Down Date	Amount of Draw Down	Warrants
Triple Ring Technologies Inc. 39655 Eureka Drive Newark, CA 94560	March 19, 2010	$30,000	20,000

	March 26, 2010	$30,000	20,000
	April 2, 2010	$30,000	20,000
	April 9, 2010	$30,000	20,000
	April 16, 2010	$30,000	20,000
	April 23, 2010	$30,000	20,000
	April 30, 2010	$28,000	18,666

EXHIBIT B-1 to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF SERIES A-1 NOTE

EXHIBIT B-2 to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF SERIES A-2 NOTE

EXHIBIT C to the

NOTE AND WARRANT STOCK PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF WARRANT

EXHIBIT D to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF SECURITY AGREEMENT

D-1

EXHIBIT E to the

NOTE AND WARRANT PURCHASE AGREEMENT FOR

NOVARAY MEDICAL, INC.

SERIES B-1 CERTIFICATE OF DESIGNATION

E-1

EXHIBIT F to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

as of March 11, 2010

Registrar and Transfer Company

10 Commerce Drive

Cranford New Jersey 07016

Ladies and Gentlemen:

Reference is made to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”), dated as of March 11, 2010, by and among NovaRay Medical, Inc., a Delaware corporation (the “Company”), and the purchasers named therein (collectively, the “Purchasers”) pursuant to which the Company is issuing to the Purchasers senior secured 10% convertible notes (the “Notes”), and warrants (the “Warrants”) to purchase the Company’s common stock, $0.0001 per share (the “Common Stock”). This letter shall serve as our irrevocable authorization and direction to you provided that you are the transfer agent of the Company at such time) to issue shares of Common Stock upon exercise of the Warrants (the “Warrant Shares”) to or upon the order of a Purchaser from time to time upon (i) surrender to you of a properly completed and duly executed Exercise Notice, as the case may be, in the form attached hereto as Exhibit A, (ii) in the case of the Warrants being exercised, a copy of the Warrants (with the original Warrants delivered to the Company) being exercised (or, in each case, an indemnification undertaking with respect to such share certificates or the warrants in the case of their loss, theft or destruction), and (iii) delivery of a treasury order or other appropriate order duly executed by a duly authorized officer of the Company. So long as you have previously received (x) written confirmation from counsel to the Company that a registration statement covering resales of the Warrant Shares has been declared effective by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), and no subsequent notice by the Company or its counsel of the suspension or termination of its effectiveness and (y) a copy of such registration statement, and if the Purchaser represents in writing that the Warrant Shares were sold pursuant to the registration statement and that a prospectus was delivered in accordance prospectus delivery requirements under the 1933 Act, then certificates representing the Warrant Shares shall not bear any legend restricting transfer of the Warrant Shares thereby and should not be subject to any stop-transfer restriction. provided, however, that if you have not previously received those items and representations listed above, then the certificates for the Warrant Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE

F-1

SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, OR NOVARAY MEDICAL, INC. SHALL HAVE RECEIVED AN OPINION OF ITS COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

and, provided further, that the Company may from time to time notify you to place stop-transfer restrictions on the certificates for the Warrant Shares in the event a registration statement covering the Warrant Shares is subject to amendment for events then current.

Please be advised that the Purchasers are relying upon this letter as an inducement to enter into the Purchase Agreement and, accordingly, each Purchaser is a third party beneficiary to these instructions.

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions. Should you have any questions concerning this matter, please contact me at (408) 966 5738.

Very truly yours,

NovaRay Medical, Inc.

By:
Name:	Marc C. Whyte
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

REGISTRAR AND TRANSFER COMPANY

By:
Name:
Title:
Date:

F-2

EXHIBIT G to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF EXCHANGE AGREEMENTS

EXHIBIT H to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF AMENDMENTS TO EMPLOYMENT AGREEMENTS

EXHIBIT I to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF SOLOMON LETTER

EXHIBIT J to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF SERIES B WARRANT

EXHIBIT K to the

NOTE AND WARRANT AGREEMENT FOR

NOVARAY MEDICAL, INC.

FORM OF TRIPLE RING PSA AMENDMENT